FRANCESCA’S COLLECTIONS, INC.

December 28, 2012

Re: Amended and Restated Employment Letter Agreement

Dear Kal:

This letter agreement (this “Agreement”) hereby amends and restates in its entirety that certain letter agreement entered into by and between you and Francesca’s Collections, Inc., a Texas corporation (“Francesca’s”), dated as of July 14, 2011 (the “2011 Letter Agreement”). Francesca’s is the wholly-owned indirect subsidiary of Francesca’s Holdings Corporation, a Delaware corporation (“Parent”). Parent and Francesca’s are herein collectively referred to as the “Company.” Subject to the terms and conditions of this Agreement, the Company desires to provide for your continued employment on the terms and conditions of this Agreement. This Agreement is effective as of January 1, 2013 (the “Effective Date”).

1.	Employment; Compensation and Benefits.

(a)     Position and Duties. Effective as of December 4, 2012 and during the Period of Employment (as defined below), you shall serve both the Parent and Francesca’s as their respective Executive Vice President, Chief Administrative Officer and General Counsel, and you shall report to the Chief Executive Officer of Parent and Francesca’s, as applicable. During your Period of Employment (as defined below) with the Company, you agree to (i) devote substantially all of your business time, energy and skill to the performance of your duties for the Company, (ii) perform such duties in a faithful, effective and efficient manner and (iii) hold no other employment.

(b)      Period of Employment. The “Period of Employment” shall be a period of three (3) years commencing on the Effective Date and ending at the close of business on the third (3rd) anniversary of the Effective Date. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided in Section 2(a) of this Agreement.

(c)      Base Salary. Your aggregate base salary (the “Base Salary”) shall be at an annualized rate of Three Hundred and Fifty Thousand Dollars ($350,000) and shall be paid in accordance with the Company’s regular payroll practices in effect from time to time.

(d)      Annual Bonus. You may be eligible for an annual incentive bonus based on the Company’s annual bonus plan that may exist from time to time. Your aggregate target annual incentive bonus amount for a particular fiscal year of the Company during the Period of Employment shall equal Fifty Percent (50%) of your Base Salary for that fiscal year.

(e)      Retirement, Welfare and Fringe Benefits. During the Period of Employment, you shall be entitled to participate in all employee savings and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

(f)      Benefits Allowance. For each fiscal year during the Period of Employment, commencing on the date hereof, the Company shall provide you with an aggregate allowance of $20,000.00 to apply towards the purchase of additional benefits at your discretion. Such allowance shall be paid in equal monthly installments (unless a pro-rata payment is to be made) on the closest payroll date on or following the first day of each month of each calendar year, provided that you are employed with the Company on such date.

2.	Termination and Severance.

(a)      Termination. Your employment by the Company may be terminated by the Company: (i) immediately upon notice, with Cause (as defined below), or (ii) with no less than thirty (30) days’ advance written notice to you, without Cause, or (iii) immediately in the event of your Disability (as defined below) or your death. In the event that you are provided with notice of termination without Cause pursuant to clause (ii) above, the Company will have the option to place you on administrative leave during the notice period. You may terminate your employment by the Company for any reason with no less than thirty (30) days’ advance written notice to the Company. Any termination of your employment (by you or by the Company) must be communicated by written notice from the terminating party to the other party. Such notice of termination must be hand delivered (if to the Company, to the Company’s Chief Executive Officer) and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination. The date your employment by the Company terminates is referred to herein as your “Severance Date.”

(b)      Benefits upon Termination. Regardless of the reason for the termination of your employment with the Company, in connection with such termination the Company will pay you (on or within 30 days following your Severance Date) your accrued and unused vacation (if any) and you will be entitled to any benefits that are due to you under the Company’s 401(k) plan in accordance with the terms of that plan. If you hold any stock options or other equity or equity-based awards granted by the Company, the terms and conditions applicable to those awards will control as to the consequences of a termination of your employment on those awards. In addition to the foregoing, if your employment with the Company terminates as a result of a termination by the Company of your employment without Cause (as defined below), you will (subject to the other conditions set forth in Section 2(c) below) be entitled to the following benefits: the Company will pay you, subject to tax withholding and other authorized deductions, an aggregate amount equal to one (1) times your Base Salary as in effect on the Severance Date (the “Severance Benefit”). Subject to Section 5, the Company will pay this benefit to you in substantially equal installments (each in the applicable fraction of the aggregate benefit) in accordance with the Company’s standard payroll practices over a period of twelve (12) months, with the first installment payable in the month following the month in which your Separation from Service (as such term is defined below) occurs.

(c)      Conditions for Receipt of Severance Benefit. Notwithstanding anything to the contrary herein, if the Severance Benefit is otherwise due to you and, at any time, you breach any obligation under Section 6 of this Agreement, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, you will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit. In addition, in order to receive any Severance Benefit, you must, upon or promptly following (and in all events, within twenty-one (21) days of, unless a longer period of time is required by applicable law) your Severance Date, provide the Company with a separation agreement which shall contain a valid, executed general release agreement in a form acceptable to the Company, and such release shall have not been revoked. In the event a period longer than twenty-one (21) days is required by applicable law, then the first installment of the Severance Benefit shall remain payable in the month following the month in which your Separation from Service (as such term is defined below) occurs, provided that if you fail to provide the Company with the executed general release agreement described above (or have otherwise revoked the release), any further instalments of the Severance Benefit shall cease at such time and shall no longer be payable to you. You agree and acknowledge that such separation agreement may contain additional restrictive covenants, including, without limitation, non-solicitation covenants and non-disparagement covenants.

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(d)      Exclusive Remedy. You agree that should your employment by the Company terminate for any reason, the payments and benefits contemplated by this Agreement with respect to the circumstances of such termination shall constitute the exclusive and sole remedy for any such termination of your employment and you agree not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. You agree that, in the event of a termination of your employment, you are not and will not be entitled to severance benefits under any other agreement, plan, program, or policy of the Company.

3.      Certain Defined Terms. As used in this Agreement, the following terms shall be defined as follows:

(a)       “Cause” shall mean that one or more of the following has occurred: (i) you have committed a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction); (ii) you have engaged in acts of fraud, dishonesty or other acts of material misconduct in the course of your duties; (iii) your abuse of narcotics or alcohol that has or may reasonably harm the Company; (iv) any violation by you of the Company’s written policies; (v) your failure to perform or uphold your duties and/or you fail to comply with reasonable directives of the Company’s Chief Executive Officer or Board of Directors, as applicable; or (vi) any breach by you of any provision of Section 6, or any material breach by you of this Agreement or any other contract you are a party to with the Company.

(b)       “Disability” shall mean a physical or mental impairment which renders you unable to perform the essential functions of your employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 180 days in any 12-month period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(c)       “Separation from Service” occurs when you die, retire, or otherwise have a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

4.      Limitation on Benefits. Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment, benefit or distribution of any type to you or for your benefit by the Company or any of its affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code. Unless you shall have given prior written notice to the Company to effectuate a reduction in the Total Payments if such a reduction is required, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Total Payments. The preceding provisions of this Section 4 shall take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation.

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5.      Section 409A. It is intended that any amounts payable under this Agreement and the Company’s and your exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent. If you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of your Separation from Service and you are entitled to the Severance Benefit, you shall not be entitled to any payment or benefit pursuant to Section 2(b) until the earlier of (i) the date which is six (6) months after your Separation from Service for any reason other than your death, or (ii) the date of your death. The provisions of the preceding sentence shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any amounts otherwise payable to you upon or in the six (6) month period following your Separation from Service that are not so paid by reason of such 6-month delay provision shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after your Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of your death).

6.      Non-Competition.

(a)      Restriction on Competition. During your employment with the Company and twelve (12) months following the termination of your employment with the Company (regardless of the reason for such termination and regardless of whether or not you are entitled to the Severance Benefit) (the “Restricted Period”), you shall not directly or indirectly, individually or on behalf of any other person or entity, manage, participate in, work for, consult with, render services for, or take an interest in (as an owner, stockholder, partner or lender) any Competitor. For purposes of this Agreement, “Competitor” means a Person anywhere in the world (the “Restricted Area”) that at any time during the period of time during which you are employed by the Company, or any time during the Restricted Period engages in the business of operating retail stores for the sale of women’s apparel, jewelry, accessories, gifts, greeting cards, picture frames and related items or any other business that the Company is engaged in, or reasonably anticipates becoming engaged in. The parties hereto agree that the Company intends to engage in business throughout the Restricted Area, even if it does not currently do so, and therefore its scope is reasonable. Nothing herein shall prohibit you from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as you have no active participation in the business of such corporation. The term “Person” as used in this Agreement shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

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(b)      Understanding of Covenants. You acknowledge and agree that the Company would not have entered into this Agreement, providing for severance protections to you on the terms and conditions set forth herein, but for your agreements herein. You agree that during the course of your employment you were provided with and will be provided with and you became familiar with the trade secrets and confidential information of the Company and you agree that the foregoing covenant set forth in this Section 6 (the “Restrictive Covenant”) is reasonable, including in temporal and geographical scope, and in all other respects, and necessary to protect the Company’s and its affiliates’ trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations. The parties hereto intend that Restrictive Covenant shall be deemed to be a series of separate covenants, one for each county or province of each and every state or jurisdiction within the Restricted Area and one for each month of the Restricted Period. You understand that the Restrictive Covenant may limit your ability to earn a livelihood in a business similar to the business of the Company and any of its affiliates, but you nevertheless believe that you have received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given your education, skills and ability), you do not believe would prevent you from otherwise earning a living. You agree that the Restrictive Covenant does not confer a benefit upon the Company disproportionate to your detriment.

(c)      Enforcement. You agree that a breach by you of any of the covenants in this Section 6 and Section 11 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, you agree that in the event of any breach or threatened breach of any provision of this Section 6 or Section 11, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 6 or Section 11, or require you to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 6 or Section 11, if and when final judgment of a court of competent jurisdiction is so entered against you.

7.      Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

8.      Successors and Assigns. This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

9.      Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS TO BE APPLIED.

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10.      Severability. If any provision of this Agreement is found by any court of competent jurisdiction to be invalid or unenforceable for any reason, such finding shall not affect, impair or invalidate the remainder of this Agreement. If any aspect of any restriction herein is too broad or restrictive to permit enforcement to its fullest extent, you and the Company agree that any court of competent jurisdiction shall modify such restriction to the minimum extent necessary to make it enforceable and then enforce the provision as modified.

11.      Survival. Notwithstanding anything to the contrary herein, (a) Section 6 of that certain Letter Agreement by and between you and Parent dated as of September 25, 2009 (the “2009 Letter Agreement”) and (b) Sections 2 and 5 of that certain Agreement and First Amendment to Employment Letter Agreement (the “2009 Letter Agreement Amendment”) shall continue in full force and effect as if set forth herein and you agree that such provisions shall continue to apply to your employment by the Company as set forth in this Agreement by this reference.

12.      Entire Agreement, Amendment and Waiver. This Agreement constitutes the entire agreement between you and the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written communications respecting such subject matter, including, without limitation, the 2011 Letter Agreement, the 2009 Letter Agreement and the 2009 Letter Agreement Amendment, except as expressly provided in Section 11 of this Agreement. This Agreement shall not be modified, amended or in any way altered except by written instrument signed by you and the Chief Executive Officer of Parent and Francesca’s. A waiver by any of the parties hereto of any rights or remedies hereunder on any occasion shall not be a bar to the exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

13.      Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

14.      Remedies. Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief and/or other appropriate equitable relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement. Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any such legal proceeding and enforcement regardless of whether an award or finding or any judgment or verdict thereon is entered against either party.

15.      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.

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[Signature page follows]

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IN WITNESS WHEREOF, you, Francesca’s and Parent have executed this Agreement as of December 28, 2012.

Francesca’s Collections, Inc.
a Texas corporation

By:	/s/ Neill Davis
Name:	Neill Davis
Title:	President

Francesca’s Holdings Corporation,
a Delaware corporation

By:	/s/ Neill Davis
Name:	Neill Davis
Title:	President

AGREED BY:

/s/ Kal Malik
Kal Malik

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